PROMISSORY NOTE

$330,000.00                                                        June   , 2006

      THIS PROMISSORY NOTE (the "Note") is being executed by HYDROGEL DESIGN SYSTEMS, INC., a corporation organized and existing under the laws of Delaware with its principal office at 2150 Cabot Blvd. West Suite B, Langhorne, PA 19047, and FOAM MANUFACTURING, INC., a Delaware corporation and the wholly owned subsidiary of HYDROGEL DESIGN SYSTEMS, INC. (collectively, "Hydrogel") in favor of H.H. BROWN SHOE TECHNOLOGIES, INC., a Delaware corporation doing business as Dicon Technologies with its principal office at 124 West Putnam Avenue, Greenwich, Connecticut 06830 ("Dicon").

                              W I T N E S S E T H :

      WHEREAS, Dicon and Hydrogel are parties to that certain Agreement dated as of August 29, 2005 (the "Agreement") for the purchase and sale of certain equipment and the grant of manufacturing and distribution rights;

      WHEREAS, Pursuant to Section 2.d. of the Agreement, Hydrogel has agreed to purchase Dicon's Second Line Equipment on March 31, 2006 (the "Purchase Date") for $350,000.00;

      WHEREAS, Dicon is willing to include certain additional equipment (the "Additional Equipment") to the Second Line Equipment and Hydrogel has agreed to purchase the Additional Equipment for a purchase price of $30,000.00;

      WHEREAS, the agreed upon total purchase price for the Second Line Equipment and the Additional Equipment is $380,000.00; and

      WHEREAS, to date, Hydrogel has paid Dicon $50,000.00 of the $380,000.00 that is due and payable under the Agreement for the Second Line Equipment and the Additional Equipment;

      WHEREAS, Hydrogel has requested Dicon to delay the payment of the balance of $330,000.00 that is due and payable, and Dicon is willing to grant such delay, all as provided and subject to the terms and conditions contained in this Note.

      Accordingly,

            FOR VALUE RECEIVED, Hydrogel promises to pay to the order of Dicon, or its order, at Dicon's address first set forth above, or at such other place as Dicon may designate in writing, the principal sum of THREE HUNDRED THIRTY THOUSAND DOLLARS ($330,000.00), with interest on the unpaid principal balance from the date of this Note, until paid, at the variable rate of Prime plus one and one-half (1.5%) percent per annum. Principal and interest shall be payable on the first day of September, 2006 and continuing on the first day of each succeeding month until August 31, 2009 (the "Maturity Date"), or until the unpaid principal balance of this Note shall be paid in full. For purposes of this Note, Prime shall be defined as the Prime Rate as published in The Wall Street Journal Money Rates section. Prime for the first month under this Note shall be 8%. Prime may change on the first day of December, 2006 and on the first day of every 3rd month thereafter. Each date on which Prime could change is called a "Change Date". Hydrogel shall pay the amount of its new monthly payment beginning on the first monthly payment date after the Change Date until the amount of its monthly payment changes again.

            Until the first Change Date, each monthly payment of principal and interest will be in the amount of Ten Thousand Five Hundred Seventy and 87/100 ($10,570.87) Dollars. Commencing with the first Change Date, Dicon will determine the amount of the monthly payment of principal and interest that would be sufficient to repay the unpaid principal that Hydrogel is expected to owe in full on the Maturity Date at the new Prime rate in substantially equal payments of principal and interest. The result of this calculation will be the new amount of Hydrogel's monthly payment until the next Change Date.

            On the Maturity Date, the entire unpaid principal amount outstanding as of that date, together with accrued interest, shall be due and payable in full. Monthly payments will be applied to interest before principal. If on August 1, 2009, the full amount of interest and principal due under this Note has not been paid, any remaining balance shall be due in full on that date.

            If any installment under this Note is not paid within thirty (30) days after the same becomes due and payable, the entire principal amount outstanding plus accrued interest shall at once become due and payable at the option of Dicon. Dicon may exercise this option to accelerate during any default by Hydrogel regardless of any prior forbearance.

            Hydrogel shall pay to Dicon a late charge of two (2%) percent of any installment not received by Dicon within fifteen (15) days after the installment is due. Payments not received by the thirtieth day following the payment date shall bear interest at the overdue rate of twelve percent (12%) per annum from such date until paid to Dicon (the "Overdue Rate"). If any payment hereunder becomes due and payable on a day other than a business day, such payment shall be extended to the next succeeding business.

            Hydrogel agrees to pay all costs and expenses, including reasonable attorneys' and accountants' fees and disbursements, incurred by Dicon in the collection, defense, preservation, enforcement or protection of this Note, and Hydrogel further agrees that all such expenditures shall bear interest at the Overdue Rate from the date on which the expenditure is made until collected by Dicon. For purposes of this Note, attorneys' fees and costs shall include, without limitation, fees costs and expenses incurred in connection with the following: (1) preparation and hearings for all actions; (2) post award/judgment and collection action; (3) contempt proceedings; (4) garnishment and levy actions; (5) third party examinations; (6) discovery; (7) asset investigation; and (8) bankruptcy litigation and proceedings.

            Hydrogel may prepay the principal amount outstanding on this Note in whole or in part without penalty in increments of $10,000.00. Any partial prepayment shall be applied against the principal amount outstanding and shall not postpone the due date of any subsequent monthly installments or change the amount of such installments, unless Dicon shall otherwise agree in writing.

            Any check, draft, money order or other instrument given in payment of all or any portion of this Note may be accepted by Dicon and handled in collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of Dicon, except to the extent that actual cash proceeds of such instrument are unconditionally received by Dicon and applied to the indebtedness in the manner provided in this Note.


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

            Failure of Dicon to insist upon performance in accordance with the terms of this Note shall not be deemed a waiver of any future or other obligations under this Note.

            Hydrogel hereby waives presentment, demand, notice, protest and all other demands and notice in connection with the delivery, acceptance, performance, default, or enforcement of this Note, assents to any and all extensions or postponements of the time or payment of any other indulgence, to any substitution, exchange or release of collateral, and/or to the addition or release of any other party or person primarily or secondarily liable, and generally waives all suretyship defenses and defenses in the nature thereof.

            Each maker signing this Note is jointly and severally responsible for making all payments and performing all other obligations specified in this Note. The provisions of this Note are binding on the successors and assigns of each maker and shall inure to the benefit of Dicon and its successors and assigns and to the subsequent holders of this Note. No modification or waiver of any provision of this Note, shall in any event be effective unless the same shall be in writing and signed by Dicon.

            Hydrogel hereby acknowledges that the loan evidenced by this Note is for commercial purposes.

            This Note is and shall be deemed to have been made and delivered in the State of Connecticut, and in all respects shall be governed and construed in accordance with the laws of that state without regard to conflict of laws principals that would require the application of any other law. Hydrogel irrevocably consents to the exclusive jurisdiction of any court located in the State of Connecticut in which any action, suit or proceeding is brought arising under this Note or any of the transactions or agreements contemplated herein.

            Repayment of the amounts due under this Note shall be secured by a first priority lien on the Second Line Equipment and Additional Equipment in accordance with the terms of that certain Security Agreement of even date between Dicon and Hydrogel.

H.H. Brown Shoe Technologies, Inc.           Hydrogel Design Systems, Inc.
d/b/a Dicon Technologies

                                             By: /s/ Matthew Harriton
By: /s/ J. Scott Bohling                         -------------------------------
    -----------------------------------          Matthew Harriton, President
    J. Scott Bohling, CFO, duly authorized

                                             Foam Manufacturing, Inc.


                                             By: /s/ Matthew Harriton
                                                 -------------------------------
                                                 Matthew L. Harriton, President


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